EXHIBIT (23)

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Valley National Bancorp:

We consent to incorporation by reference in the registration statements No. 33-52809, No. 33-61547 and No. 33-56933, No. 33-65933, No. 33-65993 and No.
333-25419 on Forms S-8 of Valley National Bancorp of our report dated January 19, 2000 relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, change in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Valley National Bancorp.

                                  /s/ KPMG LLP

Short Hills, New Jersey
March 1, 2000